Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 23 day of June, 2016 (the “Effective Date”), between MALVERN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MALVERN FEDERAL SAVINGS BANK, a federally chartered stock savings bank (the “Bank”), and ANTHONY C. WEAGLEY, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank, and Executive desire to amend and restate the terms of an Employment Agreement by and between the parties dated as of May 15, 2015, with the terms of this Agreement which shall following the Effective Date govern and control the terms of the Executive’s employment with the Corporation and the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2. Duties of Employee. Executive shall serve as Chief Executive Officer and President of the Corporation and the Bank, reporting directly and exclusively to the Board of Directors of the Corporation (the “Board”) and the Bank (the “Bank Board”), respectively, and shall have such powers and duties as may from time to time be reasonably prescribed by the Board and the Bank Board, provided such powers and duties are consistent with Executive’s position as a senior executive officer (chief executive officer) of the Corporation and the Bank. Executive shall be appointed to the Board and the Bank Board as a Director. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board and the Bank Board. Executive's activities in connection with the farming of real estate in which the Executive or the Executive's family have an interest shall be deemed to be activities engaged in by the Executive with the prior approval of the Board and the Bank Board, provided such activities do not interfere with Executive’s duties hereunder. Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

3. Term of Agreement.

(a) Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending on the date that is one (1) year subsequent thereto; provided, however, that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement (a “Non-renewal Notice”), the term of this Agreement and the Employment Period shall be deemed renewed for a term ending one (1) year subsequent to such anniversary date (each such one (1) year term of employment under this Agreement being a “Contract Year”).

(b) Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Board and Executive may mutually agree.

(c) Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein). As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement (provided that such responsibilities are consistent with the Executive’s duties as defined in Section 2 of this Agreement, above), after written demand for substantial performance has been given by the Board that specifically identifies how the Executive has failed to perform such responsibilities;

(ii) Executive engages in gross misconduct which is materially and demonstrably injurious to the Corporation or the Bank;

(iii) Executive is convicted of a felony or pleads guilty or nolo contendere to a felony;

(iv) Executive materially breaches Section 7 of this Agreement;

(v) Executive engages in any act of fraud (including misappropriation of the Corporation’s or the Bank’s funds or property) in connection with the business of the Corporation or Bank which is materially and demonstrably injurious to the Corporation or the Bank; or

(vi) Executive is disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement.

The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 66% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail. For purposes of this Agreement, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Corporation or the Bank. Any act or omission based upon a resolution duly adopted by the Board or upon advice of counsel for the Corporation or the Bank shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Corporation and the Bank.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i) the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary and any accrued but unused vacation and personal days through the date of termination; and

(ii) the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect, provided that the cost to the Bank of such post-employment benefits shall not exceed an amount equal to one year of Executive’s Annual Base Salary.

(d) Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e) Disability. Executive, the Corporation and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, the Corporation, and the Bank agree that if, in the judgment of the Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing Executive’s employment as set forth in this Agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s employee benefit plans.

(f) Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate. This Section 3(f) shall constitute a resignation notice for such purposes.

4. Employment Period Compensation, Benefits and Expenses.

(a) Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an annual base salary during the Employment Period at the rate of $400,000 per year, to be first effective as of January 1, 2016, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. Executive is also entitled to an additional annual base compensation of $100,000, which shall be divided as follows: i) $35,000 of such additional annual base compensation shall be paid in cash pursuant to the Bank’s regular payroll process; and ii) the remaining $65,000 of such additional annual base compensation shall be paid in the form of common stock of the Corporation which shall be provided in accordance with the Bank’s and the Corporation’s plans, policies and procedures for compensating employees with the Corporation’s stock. The annual base salary, at the initial rate of $400,000, and the additional annual base compensation, in the initial amount of $100,000 (paid as described above), are collectively referred to herein as the “Annual Base Salary”. Annual Base Salary (including for the avoidance of doubt the annual additional compensation) shall be reviewed annually by the Board or the Bank Board and either may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases. In reviewing adjustments to Annual Base Salary, the Board or the Bank Board shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank under Executive’s leadership.

(b) Bonus. The Board and the Bank Board shall provide for participation in a short-term performance plan (the “Short-Term Performance Plan”) which shall provide for the payment of an annual bonus to Executive at a target level of $100,000, or a greater amount determined by the Board’s Compensation Committee (the “Compensation Committee”) in its sole discretion, upon meeting agreed-upon performance goals. Executive’s participation in such Short-Term Performance Plan shall be conditioned upon the submission of performance goals (“Short-Term Performance Goals”) for the year by the Executive to the Compensation Committee for approval no later than the 15th day of the first month of the fiscal year to which the goals relate; provided, however, that the initial goals under this Agreement shall be submitted by the Executive to the Compensation Committee within 30-days after the Effective Date. The Compensation Committee shall review the Short-Term Performance Goals and, after agreeing to the goals based on discussions with the Executive, shall seek approval of the same from the full Board at the next regular meeting of the Board. If such approval is obtained from the Board, the Compensation Committee shall confirm the approval in writing to the Executive. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

(c) Vacations, Holidays, Etc. During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Bank Board. Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers. At minimum, Executive shall be entitled to twenty (25) days of paid vacation per Contract Year and seven (7) days of combined paid sick leave and personal leave. Executive shall not be permitted to roll over vacation days or personal or sick leave days if not used in any year, except that Executive may roll over up to five (5) unused vacation days for any Contract Year to be used within the first three (3) months of the immediately following Contract Year.

(d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and terms of each such plan, until such time that the Bank Board authorizes a change in such benefits. Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(e) Perquisites and Business Expenses. During the term of this Agreement, Executive shall be entitled to receive customary and normal perquisites provides to other senior executive officers of the Bank which shall include a car allowance of $900 per month and be reimbursed for the full cost of his smart phone and data plan. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Corporation or the Bank in accordance with industry practice for its senior executive officers. Specifically, Executive shall be entitled to receive prompt reimbursement for up to $10,000 of actual costs (which are properly accounted for) associated with securing hotel/short-term lodging in the Malvern, PA area annually.

5. Rights in Event of Termination of Employment after a Change in Control.

(a) In the event that Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) during the term of this Agreement or if the Corporation or the Bank terminate this Agreement pursuant to a Non-Renewal Notice, either occurring after a Change in Control, or if Executive’s employment is voluntarily terminated by Executive for Good Reason after a Change in Control (defined in Section 5(d) below), Executive shall be entitled to receive the compensation set forth below:

(i) Executive shall be paid, within twenty (20) days following termination,

(A) the Executive shall be entitled to receive any amount already earned by or owing to the Executive pursuant to the terms of this Agreement as of the date of termination (including any unpaid annual bonus owed to the Executive for a previous calendar year) and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company;

(B) a lump sum cash payment equal to two (2) years of Executive’s Annual Base Salary (subject to federal, state and local tax withholdings);

(ii) Any vesting restrictions in connection with grants of equity shall be waived and such equity shall be owned outright by the Executive.

(iii) Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(b) As used in this Agreement, “Change in Control” of the Corporation shall mean:

(i) (A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Board of Directors of Corporation or Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation or Bank; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation or Bank’s then outstanding securities;

(iii) during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or

(iv) any other transaction involving the Corporation or Bank similar in effect to any of the foregoing and designated as a Change in Control by the Board.

(c) As used in this Agreement, the term “Good Reason” shall mean (i) a material diminution in salary, (ii) a material diminution in authority, duties or responsibilities, (iii) a change in Executive's title, (iv) change in Executive's reporting line so that the Executive no longer reports directly and exclusively to the Board and the Bank Board, (v) removal of Executive from his positions as a director on either the Board or the Bank Board, or (vi) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Corporation’s principal executive office on the date of this Agreement, in all cases after notice from Executive to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation or the Bank to cure such situation within thirty (30) days after said notice.

(d) In the event Executive becomes entitled to any of the payments set forth in this Section 5, he shall not be entitled to any of the payments set forth in Section 6. Fifty percent (50%) of any payments made under this Section 5 shall be made by the Corporation and fifty percent (50%) of any payments made under this Section 5 shall be made by the Bank.

6. Rights in Event of Termination of Employment Absent Change in Control.

(a) If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) or if the Corporation or the Bank terminate this Agreement pursuant to a Non-Renewal Notice, either occurring absent a Change in Control, or if Executive’s employment is voluntarily terminated by Executive for Good Reason absent a Change in Control, Executive shall be entitled to receive the compensation set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two (2) years of Executive’s Annual Base Salary. The amount shall be subject to federal, state and local tax withholdings.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) In the event Executive becomes entitled to any of the payments set forth in this Section 6, he shall not be entitled to any of the payments and benefits set forth in Section 5. Fifty percent (50%) of any payments made under this Section 6 shall be made by the Corporation and fifty percent (50%) of such payments shall be made by the Bank.

7. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (A) the banking (including bank holding company) or financial services industry, or (B) any other activity in which Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in the following Counties in the Commonwealth of Pennsylvania and in any County contiguous thereto in the Commonwealth of Pennsylvania: Bucks, Chester, Delaware and Montgomery (“Non-Competition Area”); or

(ii) solicit, directly or indirectly, any “person” (as such term is defined under Section 3 of the Employee Retirement Income Security Act of 1974, as amended) who is, or was during the then most recent 12-month period, a customer of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation and/or the Bank; or

(iii) solicit, directly or indirectly, any person who is, or was during the then most recent 12-month period, employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank. Within ten (10) days following any written request from Executive following any termination of this Agreement, the Corporation or the Bank shall provide to Executive a written list of the names and addresses of the persons who Executive is barred from soliciting under this paragraph.

Notwithstanding the foregoing, Executive shall not be prohibited from making personal investments, loans or real estate transactions comparable to such transactions which would have been permitted during Executive’s employment with the Corporation or Bank.

(b) It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive’s employment. Notwithstanding the above provisions, if Executive violates the provisions of this Section 7 and the Corporation or the Bank must seek enforcement of the provisions of Section 7 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d) Executive acknowledges that the terms and conditions of Section 7 are reasonable and necessary to protect the Corporation and the Bank, their subsidiaries, and affiliates, and that Corporation and the Bank’s tender of performance under this Agreement, including the payment of the amounts and benefits under Section 5 or 6, is fair, adequate and valid consideration in exchange for his promises under this Section 7 of this Agreement.

(e) Executive hereby agrees that the provisions of this Section 7 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 7 will not be affected by the circumstances surrounding his termination of employment, absent a breach of this Agreement by Corporation.

(f) Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 7 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof.

8. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board and the Bank Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Corporation and the Bank, any material confidential information obtained by him while in the employ of the Corporation and the Bank with respect to any of the Corporation’s and the Bank’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

9. Requirement of Release; Cessation and Recovery on Competition. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Sections 5 and 6 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties. Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year. The form of such release agreement is attached hereto as Exhibit A and incorporated herein by reference.

10. Indemnification; Liability Insurance. The Corporation and the Bank shall indemnify Executive, to the fullest extent permitted by applicable law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

11. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

12. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, but not limited to the terms of an Employment Agreement by and between the parties dated as of May 15, 2015.

15. Successors; Binding Agreement.

(a) The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

16. Legal Expenses; Indemnification.

(a) In the event that a party to this Agreement is required to commence litigation to obtain or enforce any right or benefit of such party under this Agreement, such party shall be entitled to reimbursement from the other party for fees and costs reasonably incurred by such party in such litigation to the extent that such party is the prevailing party in such litigation.

(b) The Bank shall indemnify Executive against payment of any claims arising out of or in connection with any business of the Bank or the Corporation, and against payment of any costs reasonably incurred by Executive in defending against any such claims, to the fullest extent permitted by law and by the articles of incorporation and bylaws of the Corporation and the Bank.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

19. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20. Limitations on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 7 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by the Corporation’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b) All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

21. Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary or payments due Executive under Section 5 or Section 6, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Corporation or the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twenty-four (24) months following the date such bonus or incentive compensation was paid. In the event that the Board or the Bank Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Corporation or the Bank of the same.

22. Application of Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(d) To the extent it is determined that any benefits described in Sections 3(c-1)(ii), 5(a)(i) and 6(a)(i) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

23. Limitation on Golden Parachute Payments. Notwithstanding anything in this Agreement to the contrary, the obligation to make payment of any severance benefits as provided herein (including, without limitation, any payments due Executive under Section 5 or Section 6, and, to the extent incurred after termination, legal fees and expenses covered by Section 16) is conditioned upon (i) the Corporation and the Bank obtaining any necessary approvals from each of their primary regulators (including, where applicable, FDIC concurrence), and (ii) compliance with applicable law, including 12 C.F.R. Part 359. The Corporation and the Bank covenant and agree to diligently pursue the regulatory approvals described in the prior sentence. In addition, Executive covenants and agrees that the Corporation and the Bank and their successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. §359.4(a)(4), and Executive shall promptly return any such “golden parachute payment” upon such demand. The Corporation and the Bank represent that the execution and delivery of this Agreement by the Corporation and the Bank have been approved by the applicable bank regulatory agencies as required by applicable law, including 12 C.F.R. Part 359.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATTEST:	MALVERN BANCORP, INC.

/s/ Joseph Gangemi	By: /s/ Howard Kent
Secretary	Howard Kent, Chairman of the Board

ATTEST:	MALVERN FEDERAL SAVINGS BANK

/s/ Joseph Gangemi	By: /s/ Howard Kent
Secretary	Howard Kent, Chairman of the Board

WITNESS:	ANTHONY C. WEAGLEY

/s/ Joseph Gangemi	/s/ Anthony C. Weagley

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this __ day of ______, 20__, by and between MALVERN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MALVERN FEDERAL SAVINGS BANK, a federally chartered stock savings bank (the “Bank”), and ANTHONY C. WEAGLEY, an adult individual (“Executive”). Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer and the Executive, dated June __, 2016, (the “Employment Agreement”). In consideration of the mutual agreements set forth below and intending to be legally bound, the Executive and the Employer hereby agree as follows:

1. General Release.

a. In consideration of the payments and benefits required to be provided to the Executive under the Employment Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment (such payments and benefits, the “Post-Termination Payments”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer and its affiliated companies, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims (including claims for attorney’s fees), actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its affiliates, or the termination of the Executive’s service in any and all of such relevant capacities or (ii) the Employment Agreement; provided, however, that the release set forth in this Section shall not apply to (x) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Employment Agreement, (y) any Claims the Executive may have under any plans or programs not covered by the Employment Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (z) any indemnification or other rights the Executive may have under the Employment Agreement or in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof. Except as provided in the immediately preceding sentence, the Releasors further agree that the Post-Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship under the Employment Agreement and the Executive’s service as an employee, officer or director of the Employer or a member of the Employer Group under the Employment Agreement or the termination thereof, as applicable.

2. Specific Release of Claims. In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

a. Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (“FMLA”), the Genetic Information Non-Discrimination Act of 2008 (“GINA”) and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended; and

b. the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”).

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3. No Assignment of Claims. The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4. Complaints. The Executive affirms that he has not filed any complaint against any Releasee with any local, state or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims. The Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). The Executive understands that nothing in this Release Agreement prevents him from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief. Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Executive’s behalf against any Releasee, the Executive will disclaim entitlement to any relief.

5. Revocation. This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period. In the event of revocation, the Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

6. Cooperation. The Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to his employment about which he has personal knowledge because of his employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement. Employer agrees to provide the Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule. The Executive understands that the Employer agrees to reimburse Executive for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

7. No Admission of Liability. The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

8. Representations and Warranties. The Executive acknowledges and agrees that, except as disclosed on a disclosure schedule to be provided at the time of execution of this Release Agreement, (i) he is not aware of nor has he reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) he has not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising his rights under these laws, and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer.

9. Confidentiality. The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer. The Executive agrees that before he seeks legal counsel or financial or tax advice, he will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to him. The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

10. Successors. This Release Agreement is for the benefit of and is binding upon the Executive and his heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Releasees and their successors and assigns.

11. Violation. If the Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments. The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that he will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it. If the Executive violates Sections 1 or 2 of this Release Agreement before all of the Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

12. Additional Damages Available for Violation. The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement. These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach.

13. Entire Agreement and Amendment. This Release Agreement, together with the Employment Agreement as it may be amended from time to time, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and waiver and release of Claims against the Employer Group and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators. No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14. Applicable Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law. Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement.

15. Assignment. The Executive’s rights and obligations under this Release Agreement shall inure to the Executive’s benefit and shall bind the Executive, his heirs, administrators, representatives, executors, successors, beneficiaries and assigns. The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns. The Executive may not assign this Release Agreement. The Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder without the Executive’s written consent, which shall not be unreasonably withheld.

16. Severability. If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

17. Notices. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Employer, or at such other place as the Executive may from time-to-time designate in writing. Any notice which the Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Statement by the Executive who is signing below. By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement. I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the parties, intending to be legally bound have executed this Release Agreement on the day and year first above written.

ATTEST:	MALVERN BANCORP, INC.

By:
Secretary

ATTEST:	MALVERN FEDERAL SAVINGS BANK

By:
Secretary

WITNESS:	ANTHONY C. WEAGLEY

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